Exhibit 99.1
HALIFAX ANNOUNCES
FISCAL 2009 FINANCIAL RESULTS
“Net Income of $903,000 and Earnings Per Share of $.28”
ALEXANDRIA, VA — June 30, 2009 — Halifax Corporation of Virginia (NYSE Amex: HX) today announced its financial results for the quarter and fiscal year ended March 31, 2009.
Revenues for of fiscal year 2009 were $34.0 million compared to $43.9 million for the prior year. The decrease in revenues in 2009 was attributable to the termination of certain large nation-wide enterprise maintenance contracts, including the loss of a large aeronautic manufacturing customer at the end of fiscal year 2008.
The Company reported operating income of $1.3 million compare to an operating loss of $1.8 million for the prior fiscal year. The improvement in operating results was primarily due to the lowering of our operating costs which offset our reductions in revenue, and improvement in the mix of our business to more profitable contracts.
The Company reported net income of $903,000, or $.28 per basic and diluted share.
Charles McNew, President and Chief Executive Officer, stated, “It’s a pleasure to be discussing profitable results on a full year basis. We are successfully executing a difficult transformation in an extremely challenging economic environment.”
“Financial performance has improved on virtually every front, under performing contracts have been eliminated, margins are improving, working capital is growing and bank debt continues to decline.”
For the quarter ended March 31, 2009 revenues were $8.0 million compared to $9.0 million for the same period last year. The Company had operating income of $268,000 compared to an operating loss of $887,000 for the same period last year. The Company reported net income of $241,000, or $.08, per basic and diluted share for the three months ended March 31, 2009, compared to a net loss of $955,000 or $(.30) per basic and diluted share for the quarter ended March 31, 2008.
McNew added, “We have every reason to believe that our return to profitability is sustainable going forward and as noted in a recent announcement, our supply chain services program (Enterprise Logistics Solutions) is being well received by the business process outsourcing community on both a domestic and international basis and is affording us a variety of higher margin growth opportunities. Our legacy maintenance business has its challenges but given the current state of our sales pipeline it appears to be on track for an acceptable performance in the coming year.”
The Company will host a conference call for investors at 11 a.m. EDT on Tuesday, June 30, 2009, to review the financial and operational results for the quarter. The conference call phone number is 800-926-6734 for U.S. callers and 212-231-2904 for international callers. The conference call replay will be available from 1 p.m. EDT on Tuesday, June 30, 2009, to 1 p.m. EDT on Wednesday, July 1. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21429957.
Founded in 1967, Halifax Corporation of Virginia is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.
Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company’s Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.

Halifax Corporation
Summary Financial Data
(in 000’s except per share amounts)

	For the three months ended March 31,		For the year ended March 31,
Statements of operations	2009	2008	2009	2008

Revenues	$8,005	$8,993	$34,048	$43,873

Operating costs and expenses	6,733	8,714	28,568	40,259

Gross profit	1,272	279	5,480	3,614

Selling, marketing, general & administrative	1,004	1,166	4,230	4,594
Provision for loss from settlement of litigation	—	—	—	410
Transaction costs	—	—	—	458

Operating income (loss)	268	(887)	1,250	(1,848)

Other income	26	4	28	31
Interest expense	(81)	(120)	(337)	(654)

Income (loss) before income taxes	213	(1,003)	941	(2,471)

Income tax expense (benefit)	(28)	(48)	38	(18)

Net income (loss)	$241	$(955)	$903	$(2,453)

Earnings per common share — basic:	$.08	$(.30)	$.28	$(.77)

Earnings per common share — diluted:	$.08	$(.30)	$.28	$(.77)

Weighted average number of common shares outstanding:
Basic	3,175	3,175	3,175	3,175
Diluted	3,175	3,175	3,179	3,175

Balance Sheets	March 31, 2009	March 31, 2008
Current assets
Cash	$766	$232
Trade accounts receivable, net	6,794	10,206
Inventory, net	2,588	3,240
Prepaid expenses and other current assets	208	220

Total current assets	10,356	13,898

Property and equipment, net	727	1,001
Goodwill and intangibles, net	3,292	3,580
Other assets	56	111

Total assets	$14,431	$18,590

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$4,546	$5,280
Deferred maintenance revenue	2,072	4,309
Current portion of long-term debt	331	276
Bank debt	2,545	4,448
Auxiliary line of credit	—	60
Income taxes payable	67	35

Total current liabilities	9,561	14,408

Other long-term debt	141	325

Balance Sheets	March 31, 2009	March 31, 2008

Subordinated debt — affiliate	1,000	1,000
Deferred income	40	99

Total liabilities	10,742	15,832

Stockholders’ equity	3,689	2,758

Total liabilities and stockholders’ equity	$14,431	$18,590